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General American Investors Company, Inc.

Form N-SAR

For Period Ending June 30, 2015

File Number 811-00041

Exhibit to Item 77Q1

Amendment to By-Laws

1) Exclusive Forum Provision Effective January 21, 2015


          Section 6.8. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the certificate of incorporation or these by-laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

2) Advance Notice By-Law Effective June 30, 2015


          Section 1.10. Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

          (a) The matters to be considered and brought before any annual or special meeting of stockholders of the Corporation shall be limited to only such matters, including the nomination and election of Directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 1.10.

          (b) For any matter to be properly brought before any annual meeting of stockholders, the matter must be (i) specified in the notice of annual meeting given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors or (iii) brought before the annual meeting in the manner specified in this Section 1.10(b) by a stockholder of record entitled to vote at the annual meeting. In addition to any other requirements under applicable law and the certificate of incorporation and by-laws of the Corporation, persons nominated by
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stockholders of record for election as Directors of the Corporation and any other proposals by stockholders of record shall be properly brought before the meeting only if notice in the manner contemplated hereby of any such matter to be presented by a stockholder at such meeting of stockholders (the "Stockholder Notice") shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not less than one hundred and twenty (120) nor more than one hundred and fifty (150) days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an "Other Annual Meeting Date"), such Stockholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date one hundred and twenty (120) days prior to such Other Annual Meeting Date or (ii) the tenth (10th) day following the date such Other Annual Meeting Date is first publicly announced or disclosed. Any stockholder of record entitled to nominate any person or persons (as the case may be) for election as a Director or Directors of the Corporation shall deliver, as part of such Stockholder Notice: (i) a statement in writing setting forth (A) the name of the person or persons to be nominated, (B) the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by each such person, as reported to such stockholder by such nominee(s), the dates(s) such shares were acquired and the investment intent of such acquisition, (C) the information regarding each such person required by paragraph (b) of Item 22 of Rule 14a-101 under the Securities Exchange Act of 1934, as amended (together with the rules promulgated thereunder, the "Exchange Act"), adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation or rule subsequently adopted by the Securities and Exchange Commission applicable to the Corporation), (D) whether such stockholder believes any nominee will be an "interested person" of the Corporation (as defined in the Investment Company Act of 1940, as amended, the "1940 Act") and, if not an "interested person," information regarding each nominee that will be sufficient for the Corporation to make such determination,
(E) a representation whether the stockholder intends or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding stock required to elect the nominee and/or (2) otherwise solicit proxies from stockholders in support of such nomination, (F) the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by such stockholder, the date(s) such shares were acquired and the investment intent of such acquisition, (G) whether any such person or such stockholder has received any financial assistance, funding or other consideration from any other person in respect of the nomination (and the details thereof) (a "Stockholder Associated Person"), (H) any material agreements, arrangements, understandings or relationships existing between the person to be nominated and the stockholder or any Stockholder Associated Person, and (I) whether and the extent to which any hedging, derivative or other transaction (including any short position or any borrowing or lending of shares) has been entered into with respect to the Corporation or its securities within the past six months by, or is in effect with respect to, such stockholder, any person to be nominated by such stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss or manage

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risk or benefit relating to share price changes for, or to increase or decrease the voting power of, such stockholder, nominee or any such Shareholder Associated Person; and (ii) each such person's signed consent to serve as a Director of the Corporation if elected and such stockholder's name and address. The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation's Directors questionnaire, as it may reasonably require to determine whether the nominee would be considered "independent" as a member of the Audit Committee of the Board of Directors under the various rules and standards applicable to the Corporation. Any stockholder who gives a Stockholder Notice of any matter proposed to be brought before the meeting (not involving nominees for Director) shall deliver, as part of such Stockholder Notice: (i) the text of the proposal to be presented (including the text of any resolutions to be proposed for consideration) and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder's name and address, the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by such stockholder, the date(s) such shares were acquired and the investment intent of such acquisition; (ii) whether such stockholder has received any financial assistance, funding or other consideration from any Stockholder Associated Person (and the details thereof); (iii) whether and the extent to which any hedging, derivative or other transaction (including any short position or any borrowing or lending of shares) has been entered into with respect to the Corporation or its securities within the past six months by, or is in effect with respect to, such stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss or manage risk or benefit relating to share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person; (iv) a general description of whether, and to what extent, such stockholder or Stockholder Associated Person has engaged in the type of transactions described in clause (iii) above with respect to shares of stock or other equity interests of any other company; (v) if applicable, any material interest of such stockholder in the matter proposed (other than as a stockholder); and (vi) a representation whether the stockholder intends or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding stock required to approve or adopt the proposal with respect to which the proxy statement is being distributed and/or (2) otherwise solicit proxies from stockholders in support of such proposal. As used herein, shares "beneficially owned" shall mean all shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.
If a stockholder of record is entitled to vote only for a specific class or category of Directors at a meeting (annual or special), such stockholder's right to nominate one or more individuals for election as a Director at the meeting shall be limited to such class or category of Directors.

          Notwithstanding anything in this Section 1.10(b) to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation at the next annual meeting is increased and either all of the nominees for Director at the next annual meeting or the size of the increased Board of Directors are not publicly announced or disclosed by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year's annual meeting, a Stockholder Notice shall also be considered

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timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth (10th) day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

          (c) Except as provided in the immediately following sentence, only such matters shall be properly brought before a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, not at the request of any stockholders acting pursuant to Section
1.2 of Article I hereof, any stockholder of record entitled to vote at the special meeting may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the Stockholder Notice required by Section 1.10(b) hereof shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth (10th) day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board of Directors to be elected at such meeting or the number of Directors to be elected is publicly announced or disclosed.

          (d) For purposes of this Section 1.10, a matter shall be deemed to have been "publicly announced or disclosed" if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

          (e) In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for giving of notice as provided in this Section 1.10. This Section 1.10 shall not apply to stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act.

          (f) The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 1.10 and, if not so given, shall direct and declare at the meeting that such nominees and other matters shall not be considered.